INVESTMENT MANAGEMENT
Reliable Partner | Reliable Investing®

(d)(1)(ii)

March 1, 2022

Voya Mutual Funds

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

By this letter dated March 1, 2022, we have agreed to waive a portion of the management fee payable to us under the Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015, between Voya Investments, LLC and Voya Mutual Funds (the "Agreement"), with respect to Voya Multi-Manager International Factors Fund (the "Fund"), a series of Voya Mutual Funds. By this letter, we agree to waive that fee, as indicated in the table below, for the period from March 1, 2022 through March 1, 2023.

This waiver (the "Waiver") is "outside" the Fund's expense limit arrangements under a separate expense limitation agreement (the "ELA"). This means that the Waiver does not reduce the Fund's net operating expense ratio before the ELA is applied. The Waiver is deducted after the ELA is applied. However, with respect to any share class of the Fund that has a 0.00% expense limit, the Waiver cannot further reduce the 0.00% net expense ratio experienced by shareholders with respect to that share class.

Voya Investments, LLC acknowledges that any fees waived during the term of this Agreement shall not be eligible for recoupment at any time in the future.

Series	Waiver
(as a percentage of
average daily net assets)
Voya Multi-Manager International	0.01%
Factors Fund

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of Voya Mutual Funds.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

March 1, 2022

Please indicate your agreement to this letter by executing below in the place indicated.

Very sincerely,

By: /s/ Todd Modic____________

Todd Modic

Senior Vice President

Voya Investments, LLC

Agreed and Accepted: Voya Mutual Funds (on behalf of the Fund)

By: /s/ Kimberly A. Anderson

______________________

Kimberly A. Anderson

Senior Vice President